EXHIBIT 10.1


DATE

TO:           Cesar Garcia, CEO
CC:           Audit Committee of the Board

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         RE: RESIGNATION AS CHIEF FINANCIAL OFFICER

Gentlemen:

         This letter confirms our agreement regarding my change of status with IRIS and my continuing services to the Company after this date.

1. In accordance with my earlier conversations with Cesar Garcia, I have agreed to resign as Vice President, Chief Financial Officer and Corporate Secretary of IRIS International, Inc., and each of its subsidiaries (hereafter "the Company" or "Employer"), effective immediately following the Company's filings of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, which filing is anticipated to occur no later than May 10, 2006. I shall continue as a part-time employee to the Company until March 31, 2007 or such other date as we may mutually agree. I shall be compensated at the rate of $200 per hour up to $1,200 per day to assist the Company in any way the Company may reasonably request. The Company's requests for such services shall be reasonable and flexible with respect to my availability; provided that in no event shall I be required to work more than 40 hours in any thirty day period.

2. The Company shall announce my resignation in terms that are not negative to my reputation and that recognize my past contributions to the Company. Any press release(s) related to my departure shall be worked out to the mutual satisfaction of both parties. No press release shall be published or disseminated to the public without my prior approval.

3. In accordance with my employment agreement, and in addition to the amounts set forth in Paragraph 1 above, the Company shall pay me my current salary for a period of twelve (12) months after my resignation, commencing with the month following the effective date of my resignation (hereafter "the Severance Period").


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4.       The Company shall also pay me all vested vacation pay, computed through the date of this letter.

5. During the Severance Period, the Company shall maintain and continue to provide me the same healthcare benefit coverage that was in place for me and my family immediately prior to the date of this letter. I shall retain my Laptop PC and my cell phone.

6. I shall have the normal 90 day period to exercise any vested outstanding stock options as of the date I cease being a part-time employee.

7. This letter and the terms and conditions set forth in Exhibit A attached hereto shall constitute the entire agreement between the parties and supersede all prior oral and written negotiations and agreements.

8. I have been allowed a period of at least 21 days to consider the terms of this letter, including the terms attached as Exhibit A, and I have decided to execute this letter in fewer than 21 days with the express understanding that I have been given and declined the opportunity to consider this letter for a full 21 days. I also understand that I may revoke the release contained in Exhibit A with respect to claims under the federal Age Discrimination in Employment Act and the Older Worker's Benefit Protection Act (collectively, the "ADEA"), at any time during the 7 days following the date of execution of this letter, and the release of claims under the ADEA only shall not become effective or enforceable until such revocation period has expired.

     If you have any questions or comments regarding the terms or conditions contained in this letter or attached Exhibit, please contact me. If this letter confirms our understanding,


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please  indicate the Company's  agreement by executing  this letter in the space provided and returning an original of the executed copy to me.

Very truly yours,

/s/ Martin G. Paravato
---------------------------
MARTIN G. PARAVATO

ON BEHALF OF IRIS INTERNATIONAL, INC., THE UNDERSIGNED HEREBY COMMITS AND BINDS THE COMPANY TO THE FOREGOING TERMS AND CONDITIONS.

DATE:  May 11, 2006                   IRIS INTERNATIONAL, INC.
     ---------------------------



                                      By:  /s/ Cesar Garcia
                                          --------------------------------------
                                           CESAR GARCIA
                                           President and Chief Executive Officer


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                                    EXHIBIT A
                              TERMS AND CONDITIONS

1.       Employee will comply with the following:

         a. On or before DATE OF RESIGNATION, Employee will return all Employer keys, files, records, documents, plans, drawings, specifications and equipment concerning the business of Employer, its parent or subsidiary companies, or any related entity, whether prepared by Employee or otherwise coming into Employee's possession or control.

         b. Employee will not engage in or assist in any litigation against Employer, or any of its subsidiaries or affiliates (including but not limited to IRIS Diagnostics, Advanced Digital Imaging Research, and StatSpin), relating to anything occurring prior to Employee's resignation, unless litigation results from Employee's employment by the Company, or unless compelled to do so by subpoena or other legal process.

2. Other than service as a part-time employee as described in Section 1 above, Employee will not seek reinstatement or re-employment by Employer.

3.       a.       In exchange  for  receipt of the  consideration  provided  for above, Employee, on his own behalf, and for Employee's heirs, executors, administrators, successors, and assigns, does hereby fully and forever release and discharge Employer and its affiliated shareholders and subsidiary corporations and related entities, and their shareholders, employees and former employees, agents, directors, officers, attorneys, predecessors, successors, assigns, heirs, executors, administrators, and all other persons, firms, corporations, associations, partnerships, or entities having any legal relationship to any of them, of and from any and all claims, demands, causes of action, charges and grievances, of whatever kind or nature, whether known or unknown, suspected or unsuspected, which Employee now owns or holds or has at any time before the date of his termination owned or held against any of them, including, but not limited to, any and all claims, charges, demands and causes of action: (1) which are alleged in, set forth in, arise out of, or are in any way connected with any transactions, occurrences, acts or omissions or claims; (2) which arise out of or are in any way connected with Employee's employment with Employer or the termination of Employee's employment with Employer on a full-time basis; (3) which are related to or concern (i) violations of any local, state or federal law based on race, sex, age, disability, pregnancy or any other category protected by law, including, but not limited to, the federal Age Discrimination in Employment Act and the Older Worker's Benefit Protection Act; (ii) wrongful termination, breach of express and implied-in-fact contract, breach of the covenant of good faith and fair dealing,



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         intentional and negligent infliction of emotional distress, defamation, invasion of privacy, breach of employment contract, fraud or negligent misrepresentation, intentional interference with contractual relations and prospective economic advantage, and other torts; (4) any claim for wages, benefits, salary, commissions or bonuses; or (5) which arise out of or are in any way connected with any loss, damage or injury whatsoever resulting from any act committed or omission made prior to the Employee's last day of work as a full-time employee of the Company.

         b. In exchange for receipt of the consideration provided for above, Employer, on its own behalf, and for its administrators, successors, and assigns, does hereby fully and forever release and discharge Employee and his agents, attorneys, predecessors, successors, assigns, heirs, executors, administrators, and all other persons, firms, corporations, associations, partnerships, or entities having any legal relationship to any of them, of and from any and all claims, demands, causes of action, charges and grievances, of whatever kind or nature, whether known or unknown, suspected or unsuspected, which Employer now owns or holds or has at any time before the date of his termination owned or held against any of them, including, but not limited to, any and all claims, charges, demands and causes of action:
         (1) which are alleged in, set forth in, arise out of, or are in any way connected with any transactions, occurrences, acts or omissions or claims; (2) which arise out of or are in any way connected with Employee's employment with Employer or the termination of Employee's employment with Employer on a full-time basis; (3) which are related to or concern (i) violations of any local, state or federal law based on race, sex, age, disability, pregnancy or any other category protected by law, including, but not limited to, the federal Age Discrimination in Employment Act and the Older Worker's Benefit Protection Act; (ii) wrongful termination, breach of express and implied-in-fact contract, breach of the covenant of good faith and fair dealing, intentional and negligent infliction of emotional distress, defamation, invasion of privacy, breach of employment contract, fraud or negligent misrepresentation, intentional interference with contractual relations and prospective economic advantage, and other torts; (4) any claim for wages, benefits, salary, commissions or bonuses; or (5) which arise out of or are in any way connected with any loss, damage or injury whatsoever resulting from any act committed or omission made prior to the Employee's last day of work as a full-time employee of the Company.

4. Employee acknowledges that, by virtue of Employee's employment at IRIS International, Inc., Employee has been exposed to confidential and proprietary information ("Confidential Information"). Unless compelled to do so by subpoena or other legal process, Employee will not at ANY time after conclusion of employment, in any fashion, form, or manner, either directly or indirectly, divulge, disclose, or communicate to any


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         person,  firm, or corporation  (other than Employee's legal counsel) in
         any  manner  whatsoever  any  information  of  any  kind,   nature,  or
         description concerning any "Confidential Information" relating to the business of Employer, including, without limitation, the names of any of its customers, customer lists, the prices it obtains or has obtained, or at which it sells or has sold its products, the names of its suppliers, methods of obtaining new business, or any other "Confidential Information" concerning the business of Employer, its manner of operation or its plans, processes, or other data of any kind, nature, or description. The parties hereby stipulate that, as between them, the foregoing matters are important, material, and confidential, and gravely affect the effective and successful conduct of the business of Employer, and its good will, and that any breach of the terms of this section is a material breach of this agreement.

5. Employee agrees that Employee will not, for Employee's own account or jointly with another, directly or indirectly, for or on behalf of any individual, partnership, corporation, or other legal entity, as principal, agent or otherwise, solicit or induce any person employed by Employer or any of its subsidiaries or affiliates to leave such employment, whether or not such employment is pursuant to a written contract and whether or not such employment is at-will, or hire any person who has been employed by the Company or any of its subsidiaries or affiliates.

6. The terms of this Agreement are made for the benefit of each person or entity named above. It is the intention of the parties hereto in executing this Agreement that, except for those obligations, promises and covenants expressly set forth herein, it shall be effective as a bar against each and every claim, demand, cause of action, charge or grievance (whether known or unknown, suspected or unsuspected, alleged or unalleged, actual or potential) that either of them may have as of the date hereof. In furtherance of this intention, each of them expressly waives any and all rights and benefits conferred upon him or it by the provisions of Section 1542 of the California Civil Code, which states:

              "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

         The parties hereto have had the opportunity to speak with counsel of his or its choice regarding the effect of this waiver.

7. This Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those terms and provisions relating to unknown and


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         unsuspected  claims,  demands and causes of action,  if any, as well as those relating to claims, demands and causes of action earlier specified in this Agreement.

8. This Agreement does not constitute and shall not be construed as an admission by either of the parties hereto, or any of the entities or individuals referred to above, of the truth of any contested matter or of any liability, any wrongful act, or any omission.

9. The parties' discussions pertaining to this Agreement are confidential, and NEITHER PARTY SHALL DISCLOSE THE SUBSTANCES OF THOSE DISCUSSIONS TO ANYONE, except that such discussions may be disclosed to their attorneys and accountants and to governmental taxing authorities, to Employee's spouse, or as may be required to enforce the rights contained in this Agreement in an appropriate legal proceeding. Any third party referenced above must, however, agree equally to be bound by this confidentiality clause. Employee acknowledges that this Agreement will be publicly disclosed as a material contract of the Company, and filed with the Securities and Exchange Commission as an exhibit to the Company's period filings.

10.      The  parties  represent  and agree  that this  Agreement  is freely and
         voluntarily  executed.  No  promise,   inducement,   or  agreement  not
         expressed in this Agreement has been made to Employee or Company.

11. If any term or provision of this Agreement is held to be invalid or unenforceable, the remaining terms or provisions of this Agreement shall continue to be valid and will be performed, construed and enforced to the fullest extent permitted by law. The invalid or unenforceable term or provision shall be deemed amended and limited in accordance with the intent of the parties, as determined from the face of the Agreement, to the extent necessary to permit the maximum enforceability or validation of the term or provision. The terms of this Agreement are to be construed pursuant to California law.

12. In the event of any dispute arising under this Agreement, or as a result of Employee's employment, or any term, condition or the termination thereof, the parties agree to submit to binding arbitration before a mutually agreeable arbitrator with Judicial Arbitration Mediation Services, in Los Angeles, California.

13. The date indicated and Employee's signature above acknowledge Employee's and Employer's review, understanding and full, knowing and voluntary acceptance of the terms and conditions set forth in this Agreement.


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